Exhibit 99.1

NEWS ANNOUNCEMENT

Conference Call:	Today, April 18, 2013 at 11:00 a.m. ET
Dial-in number:	212/231-2930
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:

William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING FIRST QUARTER REVENUE RISES 8.4% TO

$798.2 MILLION AND ADJUSTED EBITDA INCREASES 10% TO $220.7 MILLION

- Establishes 2013 Second Quarter Guidance and Updates 2013 Full Year Guidance -

Wyomissing, Penn., (April 18, 2013) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported first quarter operating results for the three months ended March 31, 2013, as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2013 Actual	2013 Guidance (2)	2012 Actual
Net revenues	$798.2	$799.2	$736.1
Adjusted EBITDA (1)	220.7	224.2	200.7
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(155.4)	(155.9)	(122.1)
Net income	$65.3	$68.3	$78.6

Diluted earnings per common share	$0.63	$0.64	$0.74

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)         The figures in this column present the guidance Penn National provided on January 31, 2013 for the three months ended March 31, 2013.

Review of First Quarter 2013 Results vs. Guidance and First Quarter 2012 Results

	Three Months
	Ended
	March 31, 2013
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$111,978	$68,306
East/West segment variance	1,985	1,216
Southern Plains segment variance	1,944	1,191
Midwest and Other segment variance	343	210
Spin-off transaction costs	(2,335)	(1,398)
Development costs	(1,916)	(1,147)
Liability based stock compensation charges	(3,436)	(2,057)
Loss on disposals	(2,324)	(2,324)
Other (2)	1,799	1,090
Tax rate variance from guidance	—	184

Income, as reported	$108,038	$65,271

	Three Months Ended
	March 31,
	2013	2013 Guidance (1)	2012
Diluted earnings per common share	$0.63	$0.64	$0.74
Spin-off transaction costs	0.01	—	—
Development costs	0.01	—	—
Liability based stock compensation charges	0.02	—	—
Loss on disposals	0.02	—	—
Other	—	—	0.01
Share count variance (3)	—	0.02	—
Gain on Hollywood Casino Tunica flood claim	—	—	(0.02)

Diluted earnings per common share excluding items not included in guidance	$0.69	$0.66	$0.73

(1)         The guidance figures in the tables above present the guidance Penn National provided on January 31, 2013 for the three months ended March 31, 2013.

(2)         Includes a favorable variance of $0.9 million in stock based compensation expense primarily due to a reduction in the amount of awards granted and a delayed grant date, as well as a $0.8 million favorable variance in depreciation expense.

(3)         The Company’s guidance excluded any reduction to our fully diluted weighted average shares on our Preferred Stock resulting from Penn National Gaming’s stock price exceeding $45.  Since Penn National Gaming’s stock price was $54.43 at quarter-end, this caused a 4.5 million reduction in the dilutive impact of our Preferred Stock.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming, commented, “Our first quarter adjusted EBITDA results were approximately $4 million below our guidance.  Despite the first quarter challenges, operating results at Penn National’s East/West and Southern Plains segments exceeded the results contemplated in our guidance while the Midwest segment results met our expectations.

“The overall adjusted EBITDA shortfall for the first quarter is primarily attributable to the following higher expenses, specifically, $2.3 million of REIT transaction costs, $1.9 million of development costs for potential opportunities in Massachusetts, Philadelphia and Sioux City and higher expenses of $3.4 million associated with our cash settled employee stock appreciation rights and restricted stock units due to the increase in our stock price.

“Penn National’s expanded scale and the continuous execution of strategies to improve operating efficiencies, including rational marketing and promotional activities, led to a consolidated first quarter 2013 EBITDA margin of 27.65% which represents a 38 basis point year-over-year improvement.

“We entered 2013 focused on completing the separation of the Company’s operating assets from our real property assets through the creation of a newly formed, publicly traded real estate investment trust (“REIT”) while continuing to strategically expand and diversify our gaming facility operating base.  Carried out in tandem, these strategies are expected to enhance shareholder value as we create two well-capitalized companies, led by proven management teams, with each positioned for near-term and long-term growth.  We received a Private Letter Ruling from the IRS related to the treatment of the separation and the qualification of PropCo as a REIT, which is subject to certain qualifications and based on certain representations and statements made by Penn National Gaming, Inc.

“During the first quarter, we finalized necessary agreements with holders of the Company’s Series B Redeemable Preferred Stock and repurchased 225 preferred shares ($22.5 million par value) at a slight discount to par.  We also made initial presentations and began submitting documentation to gaming regulators in all the jurisdictions in which we operate.  As such, we believe we remain on schedule to complete the tax-free spin-off of the REIT to Penn National shareholders later this year and to make the one-time taxable cash and stock dividend to Penn National shareholders in January 2014, concurrent with the REIT election.

“Our development pipeline remains active and we recently announced an agreement with the Jamul Indian Village whereby we will jointly develop a Hollywood Casino branded casino and resort on the Tribe’s land in trust, which is located approximately 20 miles east of downtown San Diego, subject to receipt of certain local and National Indian Gaming Commission approvals.  The proposed $360 million development will feature a 200,000 square foot three-story gaming and entertainment facility with approximately 1,700 slot machines, 50 live table games including poker, multiple restaurants, bars and lounges and a partially enclosed parking structure with over 1,900 spaces.  Based on the pace of approvals and construction progress, the facility could open by early 2016 and upon opening will generate management and licensing fees for Penn National.

“Elsewhere, we remain on schedule and on budget with the re-branding and facility upgrade of Hollywood Casino St. Louis, which is expected to be completed later this year, as well as the commencement of construction of a 150 room hotel at Zia Park Casino which is expected to open in the second half of 2014.

“In Ohio, we are in active dialog with the Ohio State Racing Commission regarding seating capacity at the two VLT facilities planned for Mahoning Valley and Dayton.  As the nation’s leading operator of pari-mutuel racing facilities, we share the commission’s deep commitment to supporting horse racing, but believe our proposed seating plan more accurately reflects current market demand.  We are hopeful that a resolution to this matter can be reached soon which will allow the facilities to open as planned in 2014 and thereby generate the expected employment and taxes for the state and local communities.  We remain committed to achieving reasonable returns on invested capital on these projects and do not currently expect to proceed if the Ohio State Racing Commission requires extraneous expenditures on portions of the facility that detract from this objective.

“In Springfield, the United Food and Commercial Workers Union Local 1459, which is the largest union in Western Massachusetts, recently announced an exclusive endorsement of our proposed

$807 million, single-phase, comprehensive economic development project in the City’s North End.  This endorsement of Hollywood Casino Springfield follows agreements with other local labor entities, including the Pioneer Valley Building and Construction Trades Council, Carpenters Local 108, and the Community Works Building Trades Pre-Apprenticeship Program.  Our proposed project will generate 2,100 construction jobs and 2,400 permanent casino-related jobs.  We are currently engaged in discussions with the City around the statutorily required Host Community Agreement and expect those negotiations to conclude by early May.  Meanwhile, at the State level, we’re anticipating the Massachusetts Gaming Commission will complete its suitability findings by mid- to late summer.

“In Iowa, we await today’s decision from the Iowa Racing & Gaming Commission, related to our two proposed Hollywood branded gaming and entertainment development projects in Woodbury County.

“In conclusion, the first quarter results highlight Penn National’s ability to optimize results in challenging periods, our robust development pipeline remains on track, and the Company’s planned REIT conversion is expected to bring near- and long-term opportunities to efficiently return capital and build new value for shareholders.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through March 31, 2013	Expected Opening Date
		(in millions)

Hollywood Casino St. Louis (MO) - Rebranding of former Harrah’s property to our Hollywood Theme. Integration of new casino, hotel, financial and operating systems and upgrades of slot machine product.		$61		$23.4	Ongoing through Fourth Quarter 2013

Mahoning Valley Race Track (OH) - Full details and design of the project at Austintown’s Centrepointe Business Park are in the development stage, with a new Hollywood themed facility featuring a new racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$265	(1)	$10.7	TBD - Currently reviewing scope and timing of project

Dayton Raceway (OH) - Full details and design of the project at the site of an abandoned Delphi Automotive plant are in the development stage, with our new Hollywood themed facility featuring a new racetrack and up to 1,800 video lottery terminals, as well as various restaurants, bars and other amenities.	1,500	$257	(1)	$8.2	TBD - Currently reviewing scope and timing of project

(1) Includes a $75 million relocation fee in addition to a $50 million VLT license fee.

Financial Guidance — Penn National Gaming, Inc.

The table below sets forth current guidance targets for financial results for the 2013 second quarter and full year, based on the following assumptions:

•                  Increase of approximately $11 million in full year corporate overhead primarily due to higher expenses associated with cash settled stock based compensation awards based on our closing stock price at March 31, 2013.  Excludes additional adjustments attributable to future stock price fluctuations;

•                  Excludes cash and non-cash charges associated with the proposed tax-free spin-off transaction (including tender costs, consulting fees, professional fees, debt issuance costs write-offs and impairments of goodwill and other intangible assets);

•                  No disruptions to Penn National’s Argosy Casino Sioux City facility arising from the ongoing litigation or regulatory proceedings;

•                  A full year of the Casino Rama management contract;

•                  Depreciation and amortization charges in 2013 of $307.9 million, with $76.9 million projected to be incurred in the second quarter of 2013.  The decrease from prior guidance is due to certain assets being fully depreciated and refined property estimates;

•                  Estimated non-cash stock compensation expenses of $24.8 million for 2013, with $6.6 million of the cost incurred in the second quarter of 2013;

•                  LIBOR is based on the forward curve;

•                  A blended 2013 income tax rate of approximately 39.2%;

•                  A diluted share count of approximately 102.9 million shares for the full year 2013 (consistent with our first quarter 2013 share count).  This excludes the impact of any stock price changes from quarter-end on the diluted weighted average shares per the terms of the Preferred Stock or as a result of the exchange transaction with Fortress Investment Group and our anticipated repurchase of the remaining preferred shares; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data) Penn National Gaming, Inc.	2013 Guidance	2012 Actual	2013 Revised Guidance	2013 Prior Guidance (2)	2012 Actual
Net revenues	$793.2	$712.6	$3,137.8	$3,151.5	$2,899.5
Adjusted EBITDA (1)	225.2	189.8	875.8	881.2	711.4
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(155.6)	(123.1)	(612.0)	(617.3)	(499.4)
Net income	$69.6	$66.7	$263.8	$263.9	$212.0

Diluted earnings per common share	$0.68	$0.63	$2.56	$2.47	$2.04

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         These figures present the guidance Penn National provided on January 31, 2013 for the full year ending December 31, 2013.

Pro Forma 2013 Financial Guidance for PropCo, Penn National’s Proposed REIT Entity

Reflecting the assumptions below and the cash flow from the 2013 financial guidance for Penn National Gaming, Inc. above, and if the spin-off were to have occurred on January 1, 2013, PropCo would be expected to generate adjusted EBITDA of $455.2 million and Adjusted Funds From Operations (“AFFO”) of $284.4 million.

Significant changes in assumptions from the previous guidance issued on January 31, 2013 are as follows:

•                  A reduction in adjusted EBITDA resulting from lower projected rent payments due to slower than anticipated initial results at Hollywood Casino Columbus partially offset by higher taxable REIT subsidiary (TRS) adjusted EBITDA levels driven by the addition of table games at Hollywood Casino Perryville;

•                  A decrease in AFFO due to an increase in the assumed employee option holder dividends that will be incurred by PropCo related to equity awards.  This was partially offset by lower income taxes from lower TRS earnings due to a higher interest expense allocation;

•                  We refined our allocation methodology for depreciation expense which resulted in a decline in depreciation expense to $118 million from $155 million;

•                  A reduction in the fully diluted share count from 93.4 million common shares to 92.7 million common shares outstanding for 2013 (which excludes the impact of the pro rata share distribution associated with the one-time dividend to shareholders of accumulated earnings and profits) due to the following:

•                  Conversion of Peter M. Carlino’s stock options to PropCo to solve for the non pro-rata distribution for the Carlino Family;

•                  A $37 million decrease in the Fortress Investment Group buy down to $412 million intended to decrease Fortress’ ownership in PNG to less than 10%;

•                  A refinement in the calculation of the assumed proceeds amount under the treasury stock method in calculating the diluted share count impact of stock options;

•                  Adjustments to the 2013 employee equity grants based on the amounts actually granted; and,

•                  A net increase in the basic share count resulting from the exercise in the first quarter of 2013 of vested stock options.

•                  The cash component of the E&P distribution (accumulated earnings and profits attributable to any pre-REIT years to comply with certain REIT qualification requirements) has remained relatively consistent at $438 million or approximately $5.00 per current Penn National Gaming common share;

•                  A decrease in the overall E&P dividend, from $1.4 billion to $1.1 billion due to finalization of anticipated Preferred stock buy backs, refined estimates of asset values and accumulated earnings and profits.  This results in a decrease to the share component of the E&P distribution to 0.29 additional PropCo shares, from the previously assumed 0.48, per Penn National Gaming common share;

•                  The ordinary dividend amount is calculated as 80 percent of AFFO less the PNG option holder dividends.  The proceeds from option exercises are modeled to pay down PropCo debt.  Additionally, the share count utilized in the per share dividend calculation excludes the dilutive impact of employee stock options; and,

•                  An increase in the annual dividend to $2.44 per Penn National Gaming, Inc. common share from $2.43 due to the factors described above.

PropCo, Penn National’s Proposed REIT Entity

	Full Year Ending December 31,
(in millions, except per share data) PropCo, Penn National’s Proposed REIT Entity	2013 Revised Guidance	2013 Prior Guidance (3)
Net revenues	$606.3	$608.3
Adjusted EBITDA (1)	455.2	456.5
Less: Interest expense and maintenance CAPEX, employee stock option holder payments and income tax payments	(170.8)	(166.9)
AFFO (2)	284.4	289.6
Less: Impact of stock compensation, depreciation and amortization plus maintenance CAPEX	(122.8)	(161.0)
Net income	$161.6	$128.6

Diluted earnings per common share	$1.74	$1.38

Dividend per outstanding share	$2.44	$2.43

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         AFFO is net income, excluding gains or losses from sales of property, adding back real estate depreciation and stock compensation expense and subtracting maintenance capital expenditures.

(3)         These figures present the guidance Penn National provided on January 31, 2013 for the full year ending December 31, 2013.

Pro Forma 2013 Financial Guidance for Penn National Gaming (PNG, the Operating Entity Post the Proposed Spin-off)

Reflecting the assumptions below and the 2013 financial guidance for PENN above, and assuming the spin-off occurred on January 1, 2013, PNG would generate approximately $406.7 million of adjusted EBITDA in 2013.

Significant changes in assumptions from the previous guidance issued on January 31, 2013 are as follows:

•                  An increase in the fully diluted share count from 83.8 million common shares to 87.3 million common shares outstanding for 2013 due to the following factors:

•                  Conversion of Peter M. Carlino’s stock options to solve for the non pro-rata distribution for the Carlino Family which results in the Carlino Family retaining additional shares versus the previous guidance;

•                  A $37 million decrease in the Fortress Investment Group buy down amount to $412 million intended to decrease Fortress’ ownership in PNG to less than 10%;

•                  A refinement in the calculation of the assumed proceeds amount under the treasury stock method in calculating the diluted share count impact of stock options;

•                  Adjustments to the 2013 employee equity grants based on the amounts actually granted; and,

•                  A net increase in basic share count from the exercise of vested stock options.

•                  Excludes charges associated with PropCo options held by Penn National Gaming employees which will be paid by PNG;

•                  PNG’s rent expense is reduced by $5.1 million primarily due to a slower than anticipated revenue ramp at Hollywood Casino Columbus.  The rent coverage ratio would be approximately 1.9x EBITDAR with actual total leverage (total debt to adjusted EBITDA) of approximately 3.0x and implied total adjusted debt leverage (inclusive of PNG’s obligation under the Master Lease) of 5.6x; and,

•                  Increased depreciation expense of $31 million as a result of completing the first phase of our asset separation analysis between PropCo and Opco.

Penn National Gaming (PNG, the Operating Entity Post the Proposed Spin-off)

	Full Year Ending December 31,
(in millions, except per share data) PNG, the Operating Entity Post the Proposed Spin-Off	2013 Revised Guidance	2013 Prior Guidance (3)
Net revenues	$2,967.9	$2,984.7
Adjusted EBITDAR (2)	843.0	852.3
Rent Expense	(436.3)	(441.5)
Adjusted EBITDA (1)	406.7	410.8
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(324.2)	(307.2)
Net income	$82.5	$103.6

Diluted earnings per common share	$0.94	$1.24

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)         Adjusted EBITDAR is adjusted EBITDA less rent.

(3)         These figures present the guidance Penn National provided on January 31, 2013 for the full year ending December 31, 2013.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended March 31,		Three Months Ended March 31,
	2013	2012	2013	2012
Midwest (1)	$287,312	$205,110	$96,086	$63,037
East/West (2)	317,048	370,629	92,537	106,012
Southern Plains (3)	184,684	149,720	58,692	53,886
Other (4)	9,202	10,600	(26,567)	(22,195)
Total	$798,246	$736,059	$220,748	$200,740

(1)         Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Hollywood Casino Toledo, which opened on May 29, 2012, and Hollywood Casino Columbus, which opened on October 8, 2012.  It also includes our Casino Rama management service contract and the Mahoning Valley and Dayton Raceway projects which we anticipate completing in 2014.  Results for the three months ended March 31, 2012 included preopening charges of $4.7 million.

(2)         Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Zia Park Casino, and M Resort. Results for the three months ended March 31, 2013 included preopening charges of $0.2 million, as compared to preopening charges of $0.3 million for the three months ended March 31, 2012.

(3)         Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, Boomtown Biloxi, Hollywood Casino St. Louis, which we acquired on November 2, 2012, and our 50% joint venture interest in Kansas Entertainment, LLC (“Kansas Entertainment”), which owns Hollywood Casino at Kansas Speedway that opened February 3, 2012.  Results for the three months ended March 31, 2012 included our share of the Kansas Entertainment joint venture’s preopening charges of $1.4 million.

(4)         Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Sam Houston Race Park, Valley Race Park and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property and our corporate overhead operations.  Results for the three months ended March 31, 2013 included corporate overhead costs of $27.2 million, as compared to corporate overhead costs of $22.1 million for the three months ended March 31, 2012. Corporate overhead costs for the first quarter of 2013 included higher liability based stock compensation charges of $3.1 million compared to the corresponding period in the prior year, as well as $2.5 million in development costs.

Reconciliation of Adjusted EBITDA to Net income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2013	2012
Adjusted EBITDA	$220,748	$200,740
Gain from unconsolidated affiliates	(1,721)	(1,685)
Depreciation and amortization	(77,071)	(53,337)
Charge for stock compensation	(6,251)	(7,911)
Insurance recoveries, net of deductible charges	—	3,863
(Loss) gain on disposal of assets	(2,390)	945
Income from operations	$133,315	$142,615
Interest expense	(27,924)	(18,043)
Interest income	262	219
Gain from unconsolidated affiliates	1,721	1,685
Other	664	(1,003)
Taxes on income	(42,767)	(46,854)
Net income	$65,271	$78,619

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended March 31, 2013

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$63,796	$69,107	$37,009	$(36,597)	$133,315
Charge for stock compensation	—	—	—	6,251	6,251
Depreciation and amortization	32,257	20,833	19,888	4,093	77,071
Loss (gain) on disposal of assets	33	2,597	58	(298)	2,390
Gain (loss) from unconsolidated affiliates (1)	—	—	1,737	(16)	1,721
Adjusted EBITDA	$96,086	$92,537	$58,692	$(26,567)	$220,748

Three Months Ended March 31, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$46,281	$83,891	$44,712	$(32,269)	$142,615
Charge for stock compensation	—	—	—	7,911	7,911
Insurance recoveries, net of deductible charges	—	—	(3,863)	—	(3,863)
Depreciation and amortization	17,552	22,241	11,388	2,156	53,337
Gain on disposal of assets	(796)	(120)	(29)	—	(945)
Gain from unconsolidated affiliates (1)	—	—	1,678	7	1,685
Adjusted EBITDA	$63,037	$106,012	$53,886	$(22,195)	$200,740

(1)         On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line in the Southern Plains column which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.9 million and $1.7 million for the three months ended March 31, 2013 and 2012, respectively.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2013	2012

Revenues
Gaming	$717,925	$656,077
Food, beverage and other	121,860	112,908
Management service fee	3,047	3,443
Revenues	842,832	772,428
Less promotional allowances	(44,586)	(36,369)
Net revenues	798,246	736,059

Operating expenses
Gaming	362,018	340,169
Food, beverage and other	90,265	87,804
General and administrative	135,577	115,997
Depreciation and amortization	77,071	53,337
Insurance recoveries, net of deductible charges	—	(3,863)
Total operating expenses	664,931	593,444
Income from operations	133,315	142,615

Other income (expenses)
Interest expense	(27,924)	(18,043)
Interest income	262	219
Gain from unconsolidated affiliates	1,721	1,685
Other	664	(1,003)
Total other expenses	(25,277)	(17,142)

Income from operations before income taxes	108,038	125,473
Taxes on income	42,767	46,854
Net income	$65,271	$78,619

Earnings per common share:
Basic earnings per common share	$0.68	$0.83
Diluted earnings per common share	$0.63	$0.74

Weighted-average common shares outstanding:
Basic	77,553	75,994
Diluted	102,887	105,632

Diluted Share Count Methodology

Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share for its Series B Redeemable Preferred Stock (“Preferred Stock”), which had 12,050 shares outstanding as of March 31, 2013, as follows:

•                  When the price of Penn National Gaming’s common stock at the end of reporting period is less than $45, the diluted weighted average outstanding share count is increased by 26,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.205 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 17,985,075 shares and 26,777,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock at the end of the reporting period is above $67, the diluted weighted average outstanding share count will be increased by 17,985,075 shares (regardless of how much the stock price exceeds $67).

In connection with our proposed plan to separate our operating assets and real property assets into two publicly traded companies through a tax-free spin-off of our real estate assets to holders of our common stock, an affiliate of Fortress Investment Group, owners of 9,750 shares of Preferred Stock, has entered into an agreement to exchange their Preferred Stock for non-voting common stock or equivalents at a price of $67 per share or 14.6 million non-voting common shares or equivalents. The non-voting common shares or equivalents would convert to Penn National Gaming’s voting common shares upon sale to an unaffiliated third party. Fortress may exchange its Preferred Stock for non-voting common shares or equivalents at any time, but if Fortress does not fully exercise its exchange right prior to the spin-off, any remaining Preferred Stock will automatically be converted into non-voting common shares or equivalents.  In addition, Fortress may either divest 6.1 million of its 14.6 million non-voting Penn National Gaming common shares or equivalents prior to the spin-off, or, if it does not, Penn National Gaming has the right to repurchase the undisposed shares for $67 per share.

In addition, the Company has signed an agreement with Centerbridge Capital Partners, LP, pursuant to which the Company will repurchase their 2,300 shares of Preferred Stock at par in advance of the spin-off.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Adjusted EBITDAR is adjusted EBITDA less rent expense.

Funds From Operations (“FFO”), is defined by NAREIT (the National Association of Real Estate Investment Trusts, the trade organization for REITs) as “the most commonly accepted and reported measure of REIT operating performance.” FFO is equal to net income, excluding gains or losses from sales of property and, adding back real estate depreciation.  Adjusted Funds From Operations (“AFFO”) is defined as FFO plus stock based compensation reduced by maintenance capital expenditures.  A reconciliation of FFO and AFFO to net income (loss) per GAAP is included in the accompanying financial schedules.

Notwithstanding the foregoing, PropCo’s and/or PNG’s measures of adjusted EBITDA, adjusted EBITDAR, FFO and AFFO may not be comparable to similarly titled measures used by other companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 11:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2930; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-nine facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities currently feature approximately 34,800 gaming machines, approximately 850 table games, 2,900 hotel rooms and approximately 1.6 million square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company” or “PENN”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the proposed separation of PropCo from PENN, including our ability to timely receive all necessary consents and approvals, the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of the post spin Company and PropCo to conduct and expand their respective businesses following the proposed spin-off, and the diversion of management’s attention from traditional business concerns; our ability to raise the capital necessary to finance the spin-off, including the redemption of our existing debt and preferred stock obligations, the anticipated cash portion of our special E&P dividend and transaction costs; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; our ability to secure state and local permits and approvals (including from the Ohio State Racing Commission) necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to successfully integrate Harrah’s St. Louis into our existing business; our ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; with respect to the proposed Jamul project, particular risks associated with securing financing, local opposition, and building a complex project on a relatively small parcel; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet based and sweepstakes based); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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